UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2008

Waccamaw Bankshares, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	000-32985	52-2329563
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 N. Powell Boulevard, Whiteville, NC	28472
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (910) 641-0044

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Agreements Associated with Issuance of Trust Preferred Securities. On July 18, 2008, Waccamaw Bankshares, Inc., Whiteville, North Carolina (the “Registrant”), issued trust preferred securities having an aggregate liquidation amount of $4.0 million through Waccamaw Statutory Trust II, a special purpose financing subsidiary organized as a statutory trust under the laws of the State of Delaware. The trust preferred securities were placed via a private transaction exempt from registration under the Securities Act of 1933 and state securities laws.

In connection with this issuance of trust preferred securities, the Registrant entered into the following material definitive agreements on July 18, 2008:

(a)	Indenture by and between the Registrant and Wilmington Trust Company as Indenture Trustee governing the issuance of $4.124 million in aggregate liquidation amount of the Registrant’s 30-year junior subordinated deferrable interest notes; and

(b)	Amended and Restated Trust Agreement by and between the Registrant as Sponsor, certain administrative trustees, Wilmington Trust Company as Property Trustee and as Delaware Trustee; and

(c)	Guarantee Agreement by and between the Registrant as Guarantor and Wilmington Trust Company as Guarantee Trustee.

Change of Control Agreement with Geoffrey Hopkins. On July 15, 2008, the Registrant entered into a change of control agreement with Geoffrey Hopkins, Senior Vice President – Commercial Lending of Waccamaw Bank, Whiteville, North Carolina (the “Bank”), the Registrant’s wholly owned subsidiary.

The agreement has an initial term of three years. At the end of each year, the agreement is automatically extended for an additional year unless the board of directors notifies Mr. Hopkins that such one-year extension shall not occur.

The agreement entitles Mr. Hopkins to receive an amount equal to 299% of his “base amount” as that term is defined in section 280G(b)(3)(A) of the Internal Revenue Code if at the effective date of or at any time within one year of a “change of control,” of the Registrant, the Registrant terminates Mr. Hopkins’s employment other than for “cause” (as defined in the agreement) or Mr. Hopkins voluntarily terminates his employment with the Registrant following a “termination event.” A termination event occurs if:

(a)	The Registrant’s obligations under the agreement are not assumed by a successor;

(b)	Mr. Hopkins’s duties and responsibilities are eliminated, diminished, lessened, or diluted;

(c)	Mr. Hopkins’s annual base salary is reduced below the amount in effect at the time of the change of control;

(d)	Mr. Hopkins’s insurance or other benefits are reduced in their level, scope, or coverage; or

(e)	Mr. Hopkins is transferred to a location more than twenty-five miles from his principal work location.

The term “change of control” means a change in control as defined in section 409A of the Internal Revenue Code and includes a change in ownership, a change in effective control, or a change in ownership of a substantial portion of assets.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Pursuant to the Indenture entered into on July 18, 2008, by and between the Registrant and Wilmington Trust Company as Indenture Trustee, the Registrant issued 30-year junior subordinated deferrable interest notes having an aggregate liquidation amount of $4.124 million to Waccamaw Statutory Trust II. Interest on the notes is payable quarterly and may be deferred for up to twenty consecutive quarters.

Pursuant to the Guarantee Agreement entered into on July 18, 2008, by and between the Registrant and Wilmington Trust Company as Guarantee Trustee, the Registrant has undertaken to guarantee (subject to limitations) Waccamaw Statutory Trust II’s obligations to the eventual holders of trust preferred securities having an aggregate liquidation amount of $4.0 million.

Item 8.01	Other Events.

On July 18, 2008, the Registrant sold trust preferred securities having an aggregate liquidation value of $4.0 million through Waccamaw Statutory Trust II, a special purpose subsidiary of the Registrant organized as a Delaware statutory trust.

This Current Report on Form 8-K (including information included or incorporated by reference herein) may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of Registrant’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. These statements are based upon the current belief and expectations of Registrant’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Registrant’s control).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Waccamaw Bankshares, Inc.
(Registrant)
Date July 21, 2008
/s/ James G. Graham
James G. Graham
President and Chief Executive Officer